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TEMPUR SEALY INTERNATIONAL, INC.

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TEMPUR+SEALY


TEMPUR-PEDIC
PILLOW TALK

Tempur Sealy International, Inc. (TPX)

March 2019

Shareholder Engagement

TEMPUR+SEALY

COMPANY OVERVIEW


STEARNS & FOSTER
TEMPUR-PEDIC
Sealy HYBRID

Tempur Sealy International, Inc. (TPX)

"Success is strengthening our Iconic Brands while driving higher ROIC through focused execution"

- Strong global brands serving all price points
- Omni-channel distribution balanced between wholesale and direct to consumer
- Global manufacturing footprint
- Structural growth industry, with high ROIC and robust free cash flow
- Industry is relatively concentrated in US and fragmented globally

	TPX Consolidated	North America	International
2018 Sales	$2,703 100%	$2,136 79%	$567 21%
2018 GM%	42%	39%	53%

Forward-Looking Statements: This investor presentation contains statements that may be characterized as "forward-looking" within the meaning of federal securities laws. Please review carefully the cautionary statements and other information included in the appendix under "Forward looking Statements".
Non-GAAP Financial Information: This presentation includes non-GAAP financial measures. Please refer to the footnotes and the explanations about such non-GAAP financial measures in the appendix at the end of this presentation.

TEMPUR+SEALY

Delivering Shareholder Value


TEMPUR-PEDIC

Focus on long-term initiatives:

- Develop the most innovative bedding products in all the markets we serve
- Invest significant marketing dollars to promote our worldwide brands
- Optimize worldwide distribution to be where consumers want to shop
- Drive increases in EBITDA [(1)]

(1) This is a non-GAAP financial measure. Please refer to "Use of Non-GAAP Financial Measures and Constant Currency Information" in the appendix.

TEMPUR+SEALY

Fourth Quarter 2018 Highlights

- Net sales increased 7.1%
- Global Direct Sales increased 23%
- North American Tempur-Pedic mattress units grew 36%

Three Months Ended December 31st

	2018	2017	%Change	%Change Constant Currency[1]
Net Sales	$676.1	$631.4	7.1%	8.2%
Net Income	12.3	48.4	(74.6%)	(72.1%)
EBITDA[1]	77.9	93.0	(16.2%)	(14.2%)
Adjusted Net Income[1]	**$49.7**	**$47.8**	**4.0%**	**6.5%**
Adjusted EBITDA[1]	**117.9**	**111.8**	**5.5%**	**7.1%**

($ in millions, except for % values)

(1) This is a non-GAAP financial measure. Please refer to "Use of Non-GAAP Financial Measures and Constant Currency Information" in the appendix.

TEMPUR + SEALY

Full Year 2018 Highlights

- Global Direct Sales increased 25%
- International Net Sales increased 8%

Twelve Months Ended December 31st

	2018	2017	%Change	%Change Constant Currency[1]
Net Sales	$2,702.9	$2,700.6	0.1%	(0.3%)
Net Income	100.5	151.4	(33.6%)	(32.7%)
EBITDA[1]	356.1	376.5	(5.4%)	(5.0%)
Adjusted Net Income[1]	**$163.0**	**$179.2**	**(9.0%)**	**(8.3%)**
Adjusted EBITDA[1]	**424.7**	**445.6**	**(4.7%)**	**(4.4%)**

($ in millions, except for % values)

(1) This is a non-GAAP financial measure. Please refer to "Use of Non-GAAP Financial Measures and Constant Currency Information" in the appendix.


EXECUTIVE COMPENSATION
TEMPUR+SEALY

Commitment to Compensation Best Practices

What We Do	What We Don't Do
• Emphasize incentive-based compensation to **align pay with performance**	• Permit **stock option repricing** without stockholder approval
• Place primary emphasis on equity-based compensation to **align executive and stockholder interests**	• Provide **uncapped incentive award** opportunities
• Tie **performance-based incentives** to metrics that drive the leadership team and other employees to accomplish our most important business goals	• Permit **stock hedging or stock pledging** activities
• Subject executives to **stock ownership guidelines** and holding requirements, which were amended in 2016 to increase the ownership requirement for the CEO and members of the Board of Directors	• Provide for **multi-year pay guarantees** within employment agreements
• Maintain a **Clawback Policy** allowing for the recovery of excess compensation resulting from a material financial restatement and fraud, willful misconduct or gross negligence	• Maintain **single trigger vesting provisions** in the event of a change of control for cash severance or equity award vesting acceleration
• Use **tally sheets** and other analytical tools to assess executive compensation	• Provide **excessive perquisites** or benefits to our NEOs
• Engage an **independent compensation consultant** to advise the Compensation Committee	

Pay-for-Performance Program

Pay Element	Purpose	Link to Performance
Annual Base Salary	To **attract and retain** leadership talent and to provide a competitive base of compensation that recognizes the executive's skills, experience and responsibilities in the position.	Set based on a number of factors including each individual's time and sustained performance in a role, internal equity considerations, and succession planning considerations among other factors.
Annual Incentive Plan (AIP) Awards	To provide executives with a clear financial incentive to **achieve critical short-term financial and operating targets or strategic initiatives**.	The actual incentive award payout is based on the achievement of the performance criteria. Using a Company-wide performance goal promotes collaboration and focuses the entire Company on a goal that strongly correlates with stockholder value creation.
Annual Long-Term Incentive Awards	To **align** a significant portion of executive compensation **to the Company's long-term operational performance as well as share price appreciation and total stockholder return**. This component serves to motivate and retain executive talent.	Stock options have value only if and to the extent our share price increases from the date of grant to the time of exercise. RSUs are granted primarily to enhance retention and reinforce an ownership mentality through enhanced equity stakes.
Special Long-Term Incentive Awards	To provide executives with an **above market incentive only if significant shareholder value is created** or to motivate executives to make significant personal investments in the Company to further executive alignment with other shareholders.	Earned only if there is significant, above-market improvement in performance over a defined period of time. Matching awards are granted primarily to enhance retention and encourage significant ownership of the Company's common stock by the executive.

TEMPUR + SEALY

Three Year Performance



(a)
(b)
(c)(d)
(e)
(f)
(g)(h)

Two Year Performance



One Year Performance



Year	Type of Award	Realizable Value as a Percentage of Target Opportunity at 12/31/2018	
2015	Thompson RSU Sign On	58%	
	Thompson Option Sign On	underwater	
	Original Project 650	0%	
2016	RSU	78%	(a)
	Matching PRSU	67%	(b)
2017	Option	underwater	(c)
	RSU(*)	61%	(d)
	New Project 650	*refer to slides 13-14*	(e)
	Matching PRSU(**)	78%	(f)
2018	Option	underwater	(g)
	RSU	66%	(h)

(*) Includes Buster grant and additional Rao grant

(**) Buster only

- **Compensation delivery is designed to align with shareholder value performance**
- **Value of potential payouts tracks stock price**
- **Compensation Committee regularly reviews to confirm pay and performance are aligned**

2019 Performance to 2/28/2019



Source for all charts on this page is Yahoo Finance

Aspirational Grants

A unique, performance-driven plan designed to:

- Further encourage significant increases in profitable growth and stockholder value creation;
- Encourage “aspirational pay for aspirational performance”; and
- Further align management and stockholder interests.

TEMPUR + SEALY

Aspirational Grants

On August 7, 2017, the Company implemented a new Aspirational Program in the form of performance restricted stock units tied to challenging performance targets. This Aspirational Program builds on the challenging goals and the structure established in our original Aspirational Program adopted in 2015, with slightly revised performance goals and new performance periods, as we align the management team around our new aspirational targets following the termination with our largest customer.

- Performance restricted stock units ("PRSUs") for approximately 1.5 million shares of the Company's common stock have been granted to over 150 employees
- PRSUs will vest based on adjusted EBITDA(1) performance measured on a rolling four quarter basis during two performance periods -- 2018 and 2019 ("Period 1") and 2020 ("Period 2")
- If the minimum performance target is met for the applicable period, awards become payable shortly after the applicable period. If an officer or employee leaves for any reason prior to vesting, all of his or her PRSUs will be forfeited, subject to certain limited exceptions

Achievement Schedule

	% of Total Grant of PRSUs That Will Vest
Adjusted EBITDA(1) ($M)	January 1, 2018 – December 31, 2019 (Period 1)
≥ $650	100%
$600	66%
< $600	0%

- Measured quarterly on a trailing four quarter period
- If an award is earned in Period 1 the program ends, subject to a change of control provision
- If an award is not earned in Period 1, then ½ of the award lapses and ½ of the award remains available for vesting based on performance in Period 2
- Prorated based on performance between $600 & $650, but is only payable at the end of the respective period

(1) Adjusted EBITDA is a non-GAAP financial measure. Please refer to "Use of Non-GAAP Financial Measures and Constant Currency Information" in the appendix.

TEMPUR + SEALY

Aspirational Grants

Designed to reward exceptional absolute performance…

Tempur Sealy Adjusted EBITDA[1] ($ in millions)


Aspirational Plan Targets Add'l $189M of Adj. EBITDA(1) vs. '19 Consensus
+53
$700
$600
$500
$400
$300
$200
$100
$-
$425
$461
$650
2018 TPX Actual
2019 Consensus Est. (2)
"Project 650" Aspirational Plan

Source: IR Insight by NASDAQ

(1) Adjusted EBITDA is a non-GAAP financial measure. Please refer to "Use of Non-GAAP Financial Measures and Constant Currency Information" in the appendix.
(2) The Company does not take responsibility for, and does not endorse, the 2019 Consensus Estimate.

... and exceptional relative performance:

Aspirational Grants


Tempur Sealy Required Adjusted EBITDA(1) Growth vs. Expectations for Peers, 2018 - 2019E
60%
50%
40%
30%
20%
10%
0%
+53%
+13%
Aspirational Plan Targets 4x the EBITDA(1) Growth of Peers
"Project 650" Aspirational Plan
Average - Company Selected Peers

Source: IR Insight by NASDAQ

(1) Adjusted EBITDA is a non-GAAP financial measure. Please refer to "Use of Non-GAAP Financial Measures and Constant Currency Information" in the appendix.



APPENDICES

Appendix: Forward-Looking Statements

This investor presentation contains statements that may be characterized as "forward looking" within the meaning of the federal securities laws. Such statements might include information concerning one or more of Tempur Sealy International, Inc.'s (the "Company") plans, guidance, objectives, goals, strategies, and other information that is not historical information. When used in this presentation, the words "assumes," "may," "estimates," "expects," "guidance," "anticipates," "projects," "plans," "proposed," "targets," "intends," "believes," "will" and variations of such words or similar expressions are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements relating to the Company's expectations regarding adjusted EBITDA for 2019 and performance generally for 2019 and subsequent periods, increasing sales growth, expanding worldwide distribution and direct to consumer and ongoing marketing and productivity initiatives. Any forward-looking statements contained herein are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations, meet its guidance, or that these beliefs will prove correct.

Numerous factors, many of which are beyond the Company's control, could cause actual results to differ materially from any that may be expressed as forward-looking statements. These risk factors include the impact of the macroeconomic environment in both the U.S. and internationally (including the impact of highly inflationary economies) on the Company's business segments and expectations regarding growth of the mattress industry; uncertainties arising from global events; the effects of strategic investments on the Company's operations, including efforts to expand its global market share; the ability to develop and successfully launch new products; the efficiency and effectiveness of the Company's advertising campaigns and other marketing programs; the ability to increase sales productivity within existing retail accounts and to further penetrate the retail channel, including the timing of opening or expanding within large retail accounts and the timing and success of product launches; the ability to continuously improve and expand the Company's product line, maintain efficient, timely and cost-effective production and delivery of products, and manage growth; the effects of consolidation of retailers on revenues and costs; competition in the Company's industry; consumer acceptance of the Company's products; the effects of discontinued operations on the Company's operating results and future performance; general economic, financial and industry conditions, particularly conditions relating to the financial performance and related credit issues present in the retail sector; financial distress among the Company's business partners, customers and competitors; financial solvency and related problems experienced by other market participants; the Company's reliance on information technology and the associated risks involving potential security lapses and/or cyber-based attacks; the outcome of pending tax audits or other tax, regulatory or investigation proceedings and pending litigation; changes in foreign tax rates and changes in tax laws generally, including the ability to utilize tax loss carryforwards; the Company's capital structure and increased debt level, including its ability to meet financial obligations and continue to comply with the terms and financial ratio covenants of its credit facilities; changes in interest rates; effects of changes in foreign exchange rates on the Company's reported earnings; changing commodity costs; disruptions in the supply of raw materials, or loss of suppliers; expectations regarding our target leverage and the Company's share repurchase program; sales fluctuations due to seasonality; the effect of future legislative or regulatory changes, including changes in international trade duties, tariffs and other aspects of international trade policy; the Company's ability to protect its intellectual property; and disruptions to the implementation of the Company's strategic priorities and business plan caused by abrupt changes in its executive management team.

Other potential risk factors include the risk factors discussed under the heading "Risk Factors" under ITEM 1A of Part 1 of the Company's Annual Report on Form 10-K for the year ended December 31, 2018. There may be other factors that may cause the Company's actual results to differ materially from the forward-looking statements. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

Note Regarding Historical Financial Information:

In this investor presentation we provide or refer to certain historical information for the Company. For a more detailed discussion of the Company's financial performance, please refer to the Company's SEC filings.

Appendix: Use of Non-GAAP Financial Information and Constant Currency Information

In this investor presentation and certain of its press releases and SEC filings, the Company provides information regarding certain financial measures, including EBITDA, adjusted EBITDA and adjusted net income that are not recognized terms under U.S. generally accepted accounting principles ("GAAP") and do not purport to be alternatives to net income as a measure of operating performance. The Company believes that these non-GAAP financial measures provide investors with performance measures that better reflect the Company's underlying operations and trends, providing a perspective not immediately apparent from net income. The adjustments management makes to derive these non-GAAP financial measures include adjustments to exclude items that may cause short-term fluctuations to the nearest GAAP financial measure but which management does not consider to be fundamental attributes or primary drivers of the Company's business. The Company believes that exclusion of these items assists in providing a more complete understanding of the Company's underlying results from continuing operations and trends, and management uses these measures along with the corresponding GAAP financial measures to manage the Company's business, to evaluate its consolidated and business segment performance compared to prior periods and the marketplace, to establish operational goals and to provide continuity to investors for comparability purposes. Limitations associated with the use of these non-GAAP financial measures include that these measures do not present all of the amounts associated with the Company's results as determined in accordance with GAAP. These non-GAAP financial measures should be considered supplemental in nature and should not be construed as more significant than comparable financial measures defined by GAAP. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies.

EBITDA and adjusted EBITDA as used in connection with the Company's aspirational results are non-GAAP financial measures that exclude or are otherwise adjusted for items impacting comparability. The Company is unable to reconcile these forward-looking non-GAAP financial measures to GAAP net income, the most directly comparable forward-looking GAAP measure, without unreasonable efforts, because the Company is currently unable to predict with a reasonable degree of certainty the type and extent of certain items that would be expected to impact GAAP net income for these periods but would not impact EBITDA or adjusted EBITDA. Such items may include restructuring activities, foreign currency exchange rates, income taxes and other items. The unavailable information could have a significant impact on the Company's GAAP financial results.

Constant Currency Information

In this presentation the Company refers to, and in other presentations and communications with investors the Company may refer to, net sales, earnings or other historical financial information on a "constant currency basis," which is a non-GAAP financial measure. These references to constant currency basis do not include operational impacts that could result from fluctuations in foreign currency rates. To provide information on a constant currency basis, the applicable financial results are adjusted based on a simple mathematical model that translates current period results in local currency using the comparable prior corresponding period's currency conversion rate. This approach is used for countries where the functional currency is the local country currency. This information is provided so that certain financial results can be viewed without the impact of fluctuations in foreign currency rates, thereby facilitating period-to-period comparisons of business performance

EBITDA and Adjusted EBITDA

A reconciliation of the Company's GAAP net income to EBITDA and adjusted EBITDA is provided on slide 18. Management believes that the use of EBITDA and adjusted EBITDA provides investors with useful information with respect to the Company's operating performance and comparisons from period to period.

Adjusted Net Income

A reconciliation of the Company's GAAP net income to adjusted net income and a calculation of adjusted EPS are provided on slide 19. Management believes that the use of adjusted net income and adjusted EPS also provides investors with useful information with respect to the Company's operating performance and comparisons from period to period.

Adjusted EBITDA Reconciliation

(in millions)	Three Months Ended		Trailing Twelve Months Ended	
	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
GAAP Net income	$ 12.3	$ 48.4	$ 100.5	$ 151.4
Interest expense, net	22.8	21.9	92.3	87.3
Income taxes	15.2	(2.7)	49.6	43.8
Depreciation and amortization	27.6	25.4	113.7	94.0
EBITDA	77.9	93.0	356.1	376.5
Adjustments				
Loss from discontinued operations, net of tax (1)	6.9	17.9	17.8	30.9
Customer-related charges (2)	21.2	-	21.2	-
Restructuring (3)	9.1	-	22.3	-
Supply chain transition costs (4)	2.8	-	7.3	-
Customer termination charges, net (5)	-	-	-	34.3
Latin American subsidiary charges (6)	-	0.5	-	0.5
Other costs (7)	-	0.4	-	3.4
Adjusted EBITDA	$ 117.9	$ 111.8	$ 424.7	$ 445.6

Notes

(1) Certain subsidiaries in the International business segment are accounted for as discontinued operations and have been designed as unrestricted subsidiaries in the 2016 Credit Agreement. Therefore, these subsidiaries are excluded from the Company's adjusted financial measures for covenant compliace purposes.

(2) On January 11, 2019, Innovative Mattress Solutions, LLC ("iMS"), a customer of the Company, filed a voluntary petition in U.S. Bankruptcy Court for the Eastern District of Kentucky seeking relief under Chapter 11 of the U.S. Bankruptcy Code. In the fourth quarter of 2018, the Company recorded charges of $21.2 million associated with certain iMS-related assets on the Company's Consolidated Balance Sheet as of December 31, 2018, primarily made up of trade and other receivables, to fully reserve this account.

(3) In 2018, the Company recorded $24.9 million of restructuring costs, including $2.6 million of depreciation expense. These costs included $11.5 million of charges related to the operational alignment of a joint venture that was wholly acquired in the North America business segment, including $2.6 million of depreciation expense and $1.3 million of other expense, net. Restructuring costs also included $8.5 million of expenses in the International business segment related to International simplification efforts, including headcount reduction, professional fees and store closures, and $4.9 million of Corporate professional fees related to restructuring activities.

(4) In the fourth quarter of 2018, the Company recorded $2.8 million of supply chain transition costs which represent charges incurred to consolidate certain manufacturing and distribution facilities. For the full year, the Company recorded $7.3 million of supply chain transition costs which represent charges incurred to consolidate certain manufacturing and distribution facilities, including $0.8 million of other expense.

(5) Adjusted EBITDA for 2017 excludes $34.3 million of charges related to the termination of the relationship with Mattress Firm. This amount represents the $25.9 million of net charges and adds the net amortization impact of $8.4 million of stock-based compensation benefit incurred in the first quarter of 2017.

(6) In the fourth quarter of 2017, the Company incurred $0.5 million of legal charges associated with a Latin American subsidiary.

(7) In 2017, the Company incurred $3.4 million in other costs. The Company incurred $1.9 million of customer-related charges, $1.1 million in charges for hurricane-related costs and $0.4 million in costs associated with an early lease termination.

For additional information regarding the calculations above please refer to the Company's SEC Filings.

Adjusted Net Income and Adjusted EPS

(in millions, except per share amounts)	Three Months Ended December 31, 2018	Three Months Ended December 31, 2017
GAAP net income	$ 12.3	$ 48.4
Loss from discontinued operations, net of tax [(1)]	6.9	17.9
Customer-related charges [(2)]	21.2	-
Restructuring Costs [(3)]	9.1	-
Supply Chain Transition costs [(4)]	2.8	-
Latin American subsidiary charges [(5)]	-	0.5
Other costs [(6)]	-	0.4
Tax adjustments [(7)]	(2.6)	(19.4)
Adjusted net income	49.7	47.8
Adjusted earnings per common share, diluted	$ 0.90	$ 0.87
Diluted shares outstanding	55.1	54.8

Notes

(1) Certain subsidiaries in the International business segment are accounted for as discontinued operations and have been designated as unrestricted subsidiaries in the 2016 Credit Agreement. Therefore, these subsidiaries are excluded from the Company's adjusted financial measures for covenant compliance purposes.

(2) On January 11, 2019, Innovative Mattress Solutions, LLC ("iMS"), a customer of the Company, filed a voluntary petition in U.S. Bankruptcy Court for the Eastern District of Kentucky seeking relief under Chapter 11 of the U.S. Bankruptcy Code. In the fourth quarter of 2018, the Company recorded charges of $21.2 million associated with certain iMS-related assets on the Company's Consolidated Balance Sheet as of December 31, 2018, primarily made up of trade and other receivables, to fully reserve this account.

(3) In the fourth quarter of 2018, the Company recorded $9.1 million of restructuring costs. These costs included $4.7 million of charges in the International business segment associated with International simplification efforts, including headcount reduction, professional fees, store closures and other costs, $2.9 million of Corporate professional fees related to restructuring activities and $1.5 million of charges associated with the operational alignment of a previous joint venture that became wholly acquired in the North America business segment, including $0.2 million of other expense, net.

(4) In the fourth quarter of 2018, the Company recorded $2.8 million of supply chain transition costs which represent charges incurred to consolidate certain manufacturing and distribution facilities.

(5) In the fourth quarter of 2017, the Company incurred $0.5 million of legal charges associated with a Latin American subsidiary.

(6) In the fourth quarter of 2017, the Company incurred $0.4 million in other costs associated with an early lease termination.

(7) Adjusted income tax provision represents the tax effects associated with the aforementioned items and other discrete income tax events.

For additional information regarding the calculations above please refer to the Company's SEC Filings.

Appendix: Important Information and Participants in the Solicitation

Important Additional Information and Where to Find It

SHAREHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT MATERIALS THAT THE COMPANY WILL FILE WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE. SUCH DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND ITS DIRECTORS, OFFICERS AND AFFILIATES. INFORMATION REGARDING THE INTERESTS OF CERTAIN OF THE COMPANY'S DIRECTORS, OFFICERS AND AFFILIATES WILL BE AVAILABLE IN THE DEFINITIVE PROXY STATEMENT.

The Definitive Proxy Statement and any other relevant materials that will be filed with the SEC will be available free of charge at the SEC's website at www.sec.gov. In addition, the Definitive Proxy Statement (when available) and other relevant documents will also be available, without charge, by directing a request by mail to Attn: Investor Relations, Tempur Sealy International, Inc., 1000 Tempur Way, Lexington, KY 40511 or by contacting investor.relations@tempursealy.com. The Definitive Proxy Statement and other relevant documents will also be available on the Company's Investor Relations website at http://investor.tempursealy.com/financial-information/sec-filings.

Participants in the Solicitation

The Company and its directors and certain of its executive officers may be considered participants in the solicitation of proxies with respect to the proposals under the Definitive Proxy Statement under the rules of the SEC. Additional information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, also will be included in the Definitive Proxy Statement and other relevant materials to be filed with the SEC when they become available.